Exhibit 10.9

CONFIDENTIAL SEVERANCE AND RELEASE AGREEMENT

This Confidential Severance and Release Agreement (“Agreement”) is made and entered into by and between Kerry W. Boekelheide (hereafter, the “Employee”) and Summit Hotel Properties, Inc. and all affiliates of Summit Hotel Properties, Inc., including without limitation Summit Hotel OP, LP, (hereafter, collectively, the “Employer”) (the signatories to this Agreement will be referred to collectively as the “Parties”) as follows:

WHEREAS, Employer employed Employee;

WHEREAS, Employee has resigned from his employment with Employer;

WHEREAS, in consideration of Employee’s promises provided for herein, Employer has agreed to compensate Employee by providing the consideration described in this Agreement;

WHEREAS, the Parties have agreed, without any Party admitting liability of any kind, to enter into this Agreement pursuant to which each and every claim and/or cause of action asserted or which could have been asserted by Employee against Employer will be forever and finally released;

WHEREAS, the Parties have read and understand the terms and provisions of this Agreement, and desire and intend to be bound by the terms and provisions of this Agreement;

NOW, THEREFORE, in consideration of the covenants and mutual promises and agreements herein contained, and other valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.                                      RELEASE AND WAIVER AGREEMENT.  Employee acknowledges and understands that this Agreement is a release and waiver contract and that this document is legally binding.  Employee and Employer understand that by signing this Agreement, each party is agreeing to all of the provisions set forth in the Agreement, and has read and understood each provision.

2.                                      CLAIMS COVERED BY AGREEMENT.  Employee and Employer acknowledge and understand that this Agreement applies only to claims which accrue or have accrued prior to Employee’s execution of this Agreement and that this Agreement shall become effective upon the eighth (8th) day after Employee signs this Agreement provided that Employee does not revoke this Agreement as provided in paragraph 8 (the “Effective Date”).

3.                                      SEPARATION.  Employee hereby resigns from his employment with Employer effective July 30, 2015 (hereafter, the “Separation Date”).  Effective on the Separation Date, Employee will no longer be an employee, officer, director, member, partner, agent or trustee of Employer and will no longer have the authority to act on behalf of the Employer or Released Parties (as defined below).

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4.                                      SEVERANCE PAYMENT.  In exchange for the promises and/or covenants of Employee contained herein, subject to the provisions contained within this Agreement, Employer covenants and agrees to pay Employee $1,950,000, less all applicable federal, state, and local taxes and withholding (“Severance Payment”), in a single payment on Employer’s first normal payroll date following the Effective Date.  Employee understands and agrees that he is not entitled any post-termination payments under his May 28, 2014 Employment Agreement and that he would not receive the Severance Payment specified in this paragraph, except for his execution of this Agreement and fulfillment of the promises contained in this Agreement.

5.                                      EQUITY AWARDS.

A.                                    Employee was awarded a total of 149,307 shares of common stock under Stock Award Agreements (Performance-Based Shares) dated April 18, 2013 and May 28, 2014 and under Stock Award Agreements (Service-Based Shares) dated April 18, 2013, May 28, 2014 and April 24, 2015.  A total of 46,153 of the shares of common stock have vested in accordance with the terms of the Stock Award Agreements.  On the Effective Date the remaining 103,154 shares of unvested common stock will vest.

B.                                    Employee was granted an option to purchase 376,000 shares of common stock under a Stock Option Agreement dated February 14, 2011.  The option is currently exercisable with respect to 300,800 shares of common stock.  On the Effective Date the option will become exercisable with respect to the remaining 75,200 shares of common stock.  All of the options will remain exercisable, in whole or in part, until October 29, 2015, and thereafter shall be forfeited.

6.                                      BENEFIT PLAN PARTICIPATION.  Employee’s eligibility to participate in Employer’s employee benefit plans (including without limitation its 401(k), group life, FSA(s), STD and LTD coverage) will terminate on the Separation Date.

7.                                      PLAN RIGHTS.  Employee’s rights and benefits, if any, under Employer’s 401(k) plan will be determined pursuant to the terms of such plan and will not be affected by whether Employee signs this Agreement.

8.                                      REVIEW AND REVOCATION PERIOD.

A.                                    This Agreement was delivered to Employee on July 15, 2015.  Employee acknowledges that Employee has been provided with a period of at least twenty-one (21) days from July 15, 2015 within which to consider, review and reflect upon the terms of this Agreement.

B.                                    Employee shall have seven (7) days in which to revoke this Agreement after Employee signs this Agreement.

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C.                                    Employee acknowledges that through this Agreement, Employee releases Employer, along with the other Released Parties (as defined below), from any and all claims as provided herein in exchange for the consideration recited herein, which Employee would not otherwise receive.

D.                                    Nothing in this Agreement shall be construed to affect the rights and responsibilities of the National Labor Relations Board or the Equal Employment Opportunity Commission, or any other state or local agency with similar responsibilities (the “Commission”), to enforce any laws pertaining to employment, discrimination or retaliation.  Likewise, this waiver will not be used to justify interfering with the protected right of any employee to file a charge or participate in an investigation or proceeding conducted by the Commission; however, Employee waives the right to any money, recovery, relief, or any other benefit arising out of any such proceeding.

9.                                      In exchange for the promises and/or covenants of Employer contained herein and subject to the provisions contained within this Agreement, Employee covenants and agrees as follows:

A.                                    RELEASE AND WAIVER BY EMPLOYEE.  In consideration for the promises set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, Employee, on behalf of Employee and Employee’s family, assigns, representatives, agents, heirs and attorneys, if any, hereby covenants not to sue and fully, finally, and forever releases, acquits and discharges Employer, and its past, present and future, parents, subsidiaries, affiliates, divisions, successors, predecessors, joint ventures, and related companies, and each of the aforementioned entities’ past, present, and future shareholders, owners, investors, managers, principals, committees, administrators, sponsors, executors, trustees, partners, assigns, representatives, attorneys, directors, officers, fiduciaries, employees and agents; and any employee benefit plans maintained by Employer, its past, present and future parents, subsidiaries, affiliates, divisions, successors and predecessors, and the fiduciaries, consultants, agents and service providers of each such plan (collectively, the “Released Parties”) whether in their respective individual or official capacities, from any and all claims, demands, actions, liabilities, obligations and causes of action of whatever kind or character, whether known or unknown, which Employee has or might claim to have against the Released Parties for any and all injuries, harm, damages (actual and punitive), penalties, costs, losses, expenses, attorneys’ fees and liability or other detriment, if any, whatsoever and whenever incurred or suffered by Employee arising out of, relating to, or in connection with any transaction, occurrence or omission which transpired prior to Employee’s execution of this Agreement, including, without limitation:

(i) any claim under federal, state, or local law which provides civil remedies for the enforcement of rights arising out of the employment relationship, including, without limitation, discrimination and retaliation claims, such as claims or causes of action under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000 et seq.; The Civil Rights Act of 1866, as amended, 42 U.S.C. § 1981; The Civil Rights Act of 1991, as amended, 42 U.S.C. § 1981a; the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., Age

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Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq.; Americans With Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; Fair Labor Standards Act, as amended, 29 U.S.C. § 201, et seq.; Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1000 et seq.; Family and Medical Leave Act, as amended, 29 U.S.C. § 2601, et seq.; the Texas Commission on Human Rights Act § 21.001 et seq. of the Texas Labor Code; or any other statute prohibiting discrimination or retaliation in employment under any federal, state, or local law;

(ii) any action under common law or in equity, including, but not limited to claims based on alleged breach of an obligation or duty arising in contract or tort, such as breach of contract, fraud, quantum meruit, wrongful discharge, defamation, infliction of emotional distress, assault, battery, malicious prosecution, false imprisonment, harassment, negligence, gross negligence, and strict liability;

(iii) any claim for lost, unpaid, or unequal wages, salary, bonuses, stock options or any other benefits;

(iv) any alleged unlawful act;

(v) any other claim regardless of the forum in which it might be brought, if any, which Employee has, might have, or might claim to have against any of the Released Parties, for any and all injuries, harm, damages, wages, benefits, salary, reimbursements, penalties, costs, losses, expenses, attorneys’ fees, and/or liability or other detriment, if any, whatsoever and whenever incurred, suffered, or claimed by Employee; and

(vi) any damages Employee has allegedly suffered including, but not limited to all damages for: wages, un-repaid loans, bonuses, commissions, front or back pay; comp time; overtime; sick, personal, vacation or PTO days; severance pay, retirement, insurance; unreimbursed: travel, client development, long distance, moving, tuition, or business expenses; health, medical insurance or fringe benefits; personal injuries; mental anguish; grief; nausea; nightmares; sleeplessness; physical pain and suffering; loss:  of contributions, earning capacity, inheritances, society, companionship, reputation, consortium, affection; disability; damages to: real or personal property or reputation; copyright infringement; conversion; mental impairment, emotional trauma, exemplary or punitive damages; hospital, doctor, experts, accountant’s, counseling bills; any type of medical expenses or bills; pre- and post-judgment interest; attorneys’ and litigation costs and expenses, and any other loss or detriment of any kind, whether past, present or future.

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It is expressly agreed and understood by Employee that this release includes, but is not limited to any and all claims, actions, demands, and causes of action, if any, arising from or in any way connected with any and all actions, statements, communications, negotiations, dealings, compensation, employment relationships, and separations of employment between Employee and Employer, as a result of any and all alleged acts, omissions, or events, arising in whole or in part prior to the date employee executes this Agreement.

Employee intends this release to be as broad as possible.

This Agreement does not prevent Employee from filing a charge of discrimination with the EEOC or similar state or local agency, although by signing this Agreement, Employee waives the right to intervene and/or to recover any damages or other relief in any charge, claim or suit brought by Employee or by or through the EEOC, or any other state or local agency on Employee’s behalf, except where prohibited by law.

B.                                    FAIR AND ADEQUATE CONSIDERATION. Employee acknowledges and agrees that the payment of monies hereunder constitutes monies to which Employee was not previously entitled and, further, that the payment of monies hereunder constitutes fair and adequate consideration for the execution of this Agreement.

C.                                    LIMITATION OF LIABILITY.  Employee understands that this Agreement precludes him from recovering any relief as a result of any lawsuit, grievance or claims brought on his behalf and arising out of his employment or termination of employment, or as a result of any other claim.

10.                               CONFIDENTIALITY.  To the extent permitted by law, Employee agrees that he will maintain the strictest secrecy and will not communicate, make known or divulge to any person or agency, any information whatsoever relating to the terms of this Agreement, including but not limited to the negotiations, the sums of money received, and other consideration received, except to Employee’s immediate family or where disclosure is compelled pursuant to legal process or for reporting purposes to the federal, state or local taxing authorities, or to lawyers or accountants engaged for such purposes or engaged in connection with this Agreement or any dispute arising hereunder, who shall likewise make no disclosure to others.

11.                               NONDISPARAGEMENT.  Employee agrees that as a material inducement for Employer’s willingness to enter into this Agreement, he has agreed that he will not make any untrue, misleading, or defamatory statements concerning any of the Released Parties.  Employee will not directly or indirectly make, repeat or publish any false, disparaging, negative, unflattering, accusatory, or derogatory remarks or references, whether oral or in writing, concerning the Released Parties, or otherwise take any action which might reasonably be expected to cause damage or harm to the Released Parties.  In agreeing not to make disparaging statements regarding the Released Parties, Employee acknowledges that he is making a knowing, voluntary and intelligent waiver of any and all rights he may have to make disparaging comments about the Released Parties including rights under the First Amendment to the United States Constitution and any other applicable federal and state constitutional rights.  Similarly, the Employer agrees that following the Effective Date, Employer officers, executives, members of the Board and

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members of management shall not make any negative comments or otherwise disparage the Employee.

12.                               CONFIDENTIAL INFORMATION.  Employee shall keep secret and retain in strictest confidence, and shall not use for his benefit or the benefit of himself or others, all confidential matters relating to the business of Employer or the Released Parties, learned by Employee directly or indirectly from Employer or the Released Parties (the “Confidential Information”), including, without limitation, information with respect to Employer, the Released Parties and any aspect of their businesses, profit or loss figures, and Employer’s or the Released Parties’ properties, and shall not disclose such Confidential Information to anyone outside of Employer except with Employer’s express written consent and except for Confidential Information which (i) at the time of receipt or thereafter becomes publicly known through no wrongful act of Employee; (ii) is clearly obtainable in the public domain; (iii) was not acquired by Employee in connection with Employee’s employment or affiliation with Employer; (iv) was not acquired by Employee from Employer or its representatives or from a third-party who has an agreement with Employer not to disclose such information; or (v) is required to be disclosed by rule of law or by order of a court or governmental body or agency.

13.                               NONSOLICITATION.  For a period of two (2) years following the execution of this Agreement, Employee shall not, without Employer’s prior-written consent, directly or indirectly, knowingly solicit or knowingly encourage to leave the employment or other service of Employer, any employee employed by Employer on the Separation Date or knowingly hire (on behalf of Employee or any other person or entity) any employee employed by Employer on the Separation Date who has left the employment or other service of Employer within two (2) years of the termination of such employee’s or independent contractor’s employment or other service with Employer.  Notwithstanding the above, nothing shall prevent Employee from soliciting loans, investment capital, or the provision of management services from third parties if the activities of Employee facilitated thereby do not otherwise adversely interfere with the operations of Employer or any of the Released Parties.

14.                               COVENANTS AGAINST COMPETITION.  For a period of one (1) year following the Effective Date, Employee shall not, directly or indirectly, own, manage, control or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated with, in an executive, senior management, strategic or professional capacity, whether as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director or in any other individual or representative capacity, that is similar to an engagement in an executive, senior management, strategic or professional capacity although otherwise named in any business or venture engaged in the business of owning premium-branded select-service hotels if such hotels are located within a ten (10) mile radius of any hotel the Company owns or is pursuing to acquire, own, develop or re-develop as of the Effective Date, unless otherwise approved by the Employer’s Board of Directors.

15.                               COMPANY PROPERTY.  Employee has returned to Employer any and all originals and/or copies of documents, e-mails, electronic documents and data, and electronically stored

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information relating to the business of Employer or any of the Released Parties.  Employee has also returned all property belonging to Employer or any of the Released Parties.

16.                               ENTIRE AGREEMENT.  The Indemnification Agreement dated February 14, 2011 entered into by Summit Hotel Properties, Inc. and Employee shall remain in force in accordance with its terms.  Except as otherwise provided in the preceding sentence, this Agreement constitutes the entire understanding and agreement of the Parties, and supersedes prior understandings and agreements (including without limitation the May 28, 2014 Employment Agreement between Employee and Summit Hotel Properties, Inc.) among or between the Parties with respect to the subject matter hereof. There are no representations, agreements, arrangements or understandings, oral or written, concerning the subject matter hereof between and among the Parties which are not fully expressed or incorporated by reference herein.

17.                               AMENDMENTS.  Any modification of this Agreement or additional obligation assumed by any Party in connection with this Agreement shall be binding only if evidenced in writing signed by Employee and Employer’s President.  Additionally, this Agreement cannot be changed or terminated orally, but may be changed only through written addendum executed by all Parties.

18.                               EMPLOYEE AGREES NOT TO SUE.  Employee agrees, promises, represents and warrants not to sue Employer or any Released Party for any of the claims or causes of action or other rights released in this Agreement.  Employee further promises, warrants and represents that this is a complete and final settlement that cannot be reopened at any time in the future, regardless of what might take place or occur at a later time.

19.                               NO REPRESENTATION BEYOND WHAT IS IN THIS AGREEMENT.  Employee has agreed to this Agreement because of the specific benefits Employee is receiving, which are all listed in this Agreement.  Employee promises, warrants and represents that Employee has not been promised any additional benefits by Employer or its attorneys or by any other person.  Employee has decided to sign this Agreement because Employee believes it is a fair settlement because of the listed benefits Employee is to receive.  Employee has not signed this Agreement because of any prior oral or written representations by Employer or its attorneys or other persons.  Likewise, Employee has not signed this Agreement because of any written or oral representations by Employer or its attorneys or any other person regarding any benefits not listed in this Agreement.

20.                               INTERPRETATION OF LANGUAGE.  The Parties agree that the language in this Agreement shall not be strictly construed for or against any of the Parties.  No ambiguity or uncertainty in this Agreement shall be interpreted in favor of or against any party.

21.                               COOPERATION.  Employee agrees to fully cooperate and assist Employer in any litigation, claims, grievances, arbitrations, investigations, or disputes involving Employer in which Employee has been involved or of which Employee has knowledge.  Employer will reimburse Employee for any out of pocket expenses Employee incurs in complying with this paragraph.

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22.                               PARTICIPATION IN OTHER LITIGATION INVOLVING THE PARTIES.  Employee promises, warrants and represents that Employee will not promote, participate in or encourage any litigation against Employer or voluntarily provide any assistance or information to persons or entities suing Employer.  However, Employee shall not be prohibited from responding to and complying with any subpoena served on Employee.  If Employee is so served Employee shall immediately notify Employer’s representative below in writing, via telefax, and e-mail at the following address:

Legal Department

12600 Hill Country Boulevard, Suite R-100

Austin, Texas 78738

512-538-2333 (fax)

23.                               PAYMENTS NOT PART OF PENSION OR RETIREMENT PLANS.  No part of the consideration paid herein shall count as earnings for purposes of Employee’s pension, regular or supplemental retirement, or savings plan benefits or any other fringe benefit plan offered by Employer.

24.                               NO REINSTATEMENT, REEMPLOYMENT, SOLICITATION OR FURTHER DEALINGS.  Employer’s records will reflect that Employee is eligible for rehire; however, Employee agrees that Employee’s employment with Employer has ended permanently and forever.  Employee agrees not to apply for or otherwise seek reinstatement, reemployment or future employment with Employer.

25.                               WAIVER.  No waiver of any of the terms of this Agreement shall be valid unless in writing and signed by all Parties to this Agreement.  The waiver by any Party hereto of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party, nor shall any waiver operate or be construed as a rescission of this Agreement.

26.                               SEVERABILITY.  If a provision of this Agreement is or may be held invalid, void, or unenforceable, the Parties want a court to use the blue pencil procedure to reform or revise any such provision to, if possible, make it enforceable. Even if one or more provisions are totally struck from this Agreement, the Parties want the remaining provisions to survive and continue in full force and effect without being impaired or invalidated.  And, the Parties want the surviving provisions of this Agreement enforced to the fullest extent permitted by law.

27.                               SUCCESSORS/ASSIGNS.  This Agreement shall be binding upon and the benefits shall inure to the Released Parties and their respective successors and assigns, as well as to Employee and his/her heirs and representatives.

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28.                               BINDING EFFECT.  This Agreement and the terms, covenants, conditions, provisions, obligations, undertakings, rights and benefits hereof shall be binding upon, and shall inure to the benefit of, the Parties and their respective heirs, executors, administrators, representatives, officers, directors, shareholders, predecessors, successors, parents, subsidiaries, affiliated entities, spouses, agents, attorneys, servants, employees, principals, partners, whether limited or general, and assigns, if any.  Each of the Parties represents and warrants that it has the authority to act on its own or representative behalf in executing this Agreement.

29.                               SOLE, MANDATORY JURISDICTION, VENUE AND LAW GOVERNING ALL DISPUTES.  This Agreement shall be governed by, construed, interpreted and enforced in accordance with and subject to the laws of the State of Texas without regard to any conflicts of law rules or principles.  If a dispute arises, the Parties agree to the sole, exclusive and mandatory jurisdiction and venue in the state and federal courts in Travis County, Texas.  The Parties waive and agree not to raise or plead any defense of forum non conveniens or that Travis County, Texas is an inconvenient, improper or incorrect place for venue or disputes to be heard.

30.                               THE PARTIES WAIVE THEIR RIGHTS TO A JURY TRIAL.  THE PARTIES WAIVE THEIR FUNDAMENTAL, CONSTITUTIONAL RIGHTS TO A JURY TRIAL REGARDING ANY DISPUTES AGAINST ONE ANOTHER.  ALL DISPUTES SHALL BE DECIDED BEFORE A JUDGE WITHOUT A JURY. THE PARTIES WANT ALL DISPUTES BETWEEN OR AMONG THEM EXCLUSIVELY DECIDED BY A FEDERAL OR STATE COURT JUDGE                  IN TRAVIS COUNTY, TEXAS, SITTING WITHOUT A JURY.  THIS INCLUDES, BUT IS NOT LIMITED TO ANY AND ALL LAWSUITS, CLAIMS, COUNTERCLAIMS, AND DISPUTES ARISING UNDER, OUT OF OR RELATED TO THIS AGREEMENT, EMPLOYEE’S WORK FOR EMPLOYER, OR ANY OTHER CLAIMS THE PARTIES MIGHT ASSERT AGAINST ONE ANOTHER.  THE PARTIES INTEND THIS JURY WAIVER AGREEMENT TO BE AS BROAD AS POSSIBLE.

THE PARTIES IRREVOCABLY WAIVE THEIR RIGHTS TO A JURY TRIAL. EACH PARTY HAS READ AND PROMISES THEY UNDERSTAND THIS JURY WAIVER.

31.                               DISPUTES RELATING TO AGREEMENT.  If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the party prevailing in any such litigation shall recover from the adverse party its actual damages and reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees incurred in connection with such dispute and litigation.  In the event of the violation or threatened violation of any of the covenants and/or promises in this Agreement, the non-breaching party shall be entitled to injunctive relief, both preliminary and final, enjoining and restraining such violation or threatened violation, which injunctive relief shall be in addition to all other remedies available to the non-breaching party, at law or in equity.

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32.                               EFFECTIVE PERIOD.             This Agreement is null and void if: (i) Employee fails to execute and return it within 25 calendar days of July 15, 2015; or (ii) Employee signs it within 25 calendar days of July 15, 2015, but revokes his acceptance within seven (7) calendar days after signing it.

33.                               FREE WILL.                   Employee acknowledges that Employee has had an opportunity to consult with an attorney concerning the meaning, import, and legal significance of this Agreement, and has read this Agreement, as signified by Employee’s signature hereto, and is voluntarily executing this Agreement.

34.                               TAXES.  Employee understands that this Agreement has or may have financial and tax consequences for Employee.  Employee understands and acknowledges that Employer has not advised Employee regarding the tax consequences of this Agreement, that Employer has not made any representations regarding the tax consequences of this Agreement and Employer has no obligation to indemnify or hold Employee harmless against any adverse tax consequences arising under this Agreement, including pursuant to Section 409A of the Internal Revenue Code of 1986, as amended.

35.                               ADVICE TO SEEK COUNSEL.  Employee understands that signing this Agreement is an important legal act.  Employer hereby advises Employee in writing to consult an attorney before signing this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as evidenced by their signatures below.

Employee:

Date:
Kerry W. Boekelheide

Summit Hotel Properties, Inc.:

Dated Effective as of , 2015
Daniel P. Hansen
President

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